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                                                                 EXHIBIT (A)(16)

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made only by the Offer to Purchase dated October 3, 1997, the Supplement to the Offer to Purchase dated October 17, 1997 and the related revised Letter of Transmittal and is being made to all holders of the Shares. The Offer is not being made to (nor will tenders be accepted from) holders of Shares in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the securities laws of such jurisdiction. Neither the Offeror nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent that the Offeror or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Offeror will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of Shares prior to the expiration of the Offer. In those jurisdictions where the securities laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by Smith Barney Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                          GREENWICH ACQUISITION CORP.
                          a wholly owned subsidiary of
                        WALLACE COMPUTER SERVICES, INC.

                             HAS AMENDED ITS OFFER
                        AND IS NOW OFFERING TO PURCHASE
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       of
                            GRAPHIC INDUSTRIES, INC.

                              at $21.75 per Share

     Greenwich Acquisition Corp., a Georgia corporation (the "Offeror") and a wholly owned subsidiary of Wallace Computer Services, Inc., a Delaware corporation (the "Parent"), is offering to purchase all of the shares of common stock, par value $.10 per share (the "Shares"), of Graphic Industries, Inc., a Georgia corporation (the "Company"), for $21.75 per Share, net to the seller in cash without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 3, 1997 (the "Offer to Purchase"), the Supplement to the Offer to Purchase, dated October 17, 1997 (the "Supplement"), and in the related revised Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").
--------------------------------------------------------------------------------
  THE OFFER HAS NOT BEEN EXTENDED. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 31, 1997, UNLESS THE
                               OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES THAT, TOGETHER WITH THE SHARES AND CLASS B SHARES (AS DEFINED IN THE SUPPLEMENT) SUBJECT TO THE OPTION (AS DEFINED IN THE SUPPLEMENT) CONTAINED IN THE STOCKHOLDER AGREEMENT (AS DEFINED BELOW) (TO THE EXTENT NOT THEN TENDERED IN THE OFFER), WOULD CONSTITUTE A MAJORITY OF THE SHARES AND CLASS B SHARES THAT IN THE AGGREGATE ARE OUTSTANDING, DETERMINED ON A FULLY DILUTED BASIS FOR ALL OUTSTANDING STOCK OPTIONS, THE CONVERTIBLE DEBENTURES (AS DEFINED IN THE SUPPLEMENT), OTHER SECURITIES CONVERTIBLE INTO THE SHARES OR CLASS B SHARES AND ANY OTHER RIGHTS TO ACQUIRE SHARES OR CLASS B SHARES, (II) ANY WAITING PERIOD UNDER THE HSR ACT (AS DEFINED IN THE SUPPLEMENT) APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER, AND (III) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS.

     The Offer is being made pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of October 12, 1997 (the "Merger Agreement"), among Parent, the Offeror and the Company which amends
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and restates the Agreement and Plan of Merger, dated as of September 28, 1997, among Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with relevant provisions of the Georgia Business Corporation Code, as amended (the "GBCC"), the Offeror will be merged with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company, Shares held by Parent, the Offeror or any other wholly owned subsidiary of Parent, or Shares which are held by stockholders, if any, who properly exercise their appraisal rights under the GBCC) will be cancelled and converted into the right to receive $21.75 in cash, or any higher price that is paid in the Offer, without interest. The Merger Agreement also provides that Parent may, at its option, elect to terminate the Offer and seek to acquire the Company solely by means of the Merger.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED AND ADOPTED THE MERGER AGREEMENT, APPROVED THE OFFER AND THE MERGER, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL THEIR SHARES PURSUANT TO THE OFFER.

     In connection with the execution of the Merger Agreement, Parent and the Offeror have also entered into an Amended and Restated Stockholder Agreement, dated as of October 12, 1997 (the "Stockholder Agreement"), with a holder of Shares and Class B Shares (the "Selling Stockholder"), which amends and restates the Stockholder Agreement, dated as of September 28, 1997, among Parent, the Offeror and the Selling Stockholder, pursuant to which the Selling Stockholder has granted to the Offeror an irrevocable option to purchase, and following the purchase of any Shares in the Offer the Offeror has agreed to purchase, 432,089 of the Shares and 2,239,046 of the Class B Shares owned of record by the Selling Stockholder, (the "Option Shares"). The Selling Stockholder has also agreed (i) so long as the Merger Agreement has not terminated, to tender pursuant to the Offer the other 409,421 Shares owned by the Selling Stockholder, (ii) in the event the Offeror purchases Shares pursuant to the Offer, to sell the other 2,064,046 Class B Shares owned by the Selling Stockholder to the Offeror at the time of the sale to the Offeror of the Option Shares and (iii) so long as the Merger Agreement has not been terminated, to, upon the written request of the Offeror, tender pursuant to the Offer any Shares owned by him that constitute Option Shares. In addition, the Selling Stockholder has agreed, until September 28, 1998, to vote all of the Shares and Class B Shares owned by him in favor of the transactions contemplated by the Merger Agreement and against certain competing transactions.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn, if and when the Offeror gives oral or written notice to SunTrust Bank, Atlanta (the "Depositary") of the Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which shall act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting payment to the tendering stockholders. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facilities (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase and the Supplement, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the revised Letter of Transmittal.

     If any of the conditions set forth in the Offer to Purchase and the Supplement that relate to the Offeror's obligations to purchase the Shares are not satisfied by 12:00 Midnight, New York City time, on Friday, October 31, 1997 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement, (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered

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Shares until the expiration of the Offer as so extended, (ii) subject to complying with applicable rules and regulations of the Securities and Exchange Commission, accept for payment all Shares so tendered and not extend the Offer, or (iii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, October 31, 1997, unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

     Subject to the limitations set forth in the Offer and the Merger Agreement, the Offeror reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that the Offeror will exercise its right to extend the Offer. Any extension of the period during which the Offer is open will be followed, as promptly as practicable, by public announcement thereof, such announcement to be issued not later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares.

     Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment, may also be withdrawn at any time after December 1, 1997. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and the Supplement. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder if different from the name of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of a notice of withdrawal will be determined by the Offeror, in its sole discretion, and its determination shall be final and binding on all parties.

     STOCKHOLDERS WHO HAVE PREVIOUSLY VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN THEIR SHARES PURSUANT TO THE OFFER ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION TO RECEIVE, SUBJECT TO THE CONDITIONS OF THE OFFER, THE INCREASED OFFER PRICE OF $21.75 PER SHARE IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE DESCRIBED IN SECTION 3 OF THE OFFER TO PURCHASE, IF SUCH PROCEDURE WAS UTILIZED.

     The information required to be disclosed by Paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and the Supplement and is incorporated herein by reference.

     The Company has provided to the Offeror its lists of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Supplement, the related revised Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be mailed to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE, THE SUPPLEMENT AND THE RELATED REVISED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

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     Any questions or requests for assistance or for copies of the Offer to
Purchase, the Supplement and the related revised Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Offeror's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Information Agent, the Dealer Manager and the Depositary for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                            MORROW & CO., INC. LOGO

                                909 Third Avenue
                                   20th Floor
                            New York, New York 10022
                                 (212) 754-8000
                           Toll Free: (800) 566-9061

                     Banks and Brokerage Firms please call:
                                 (800) 662-5200

                      The Dealer Manager for the Offer is:

                               SMITH BARNEY INC.
                              388 Greenwich Street
                            New York, New York 10013
                                 (212) 816-2592

October 17, 1997

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